Exhibit 4.10

MASTER EXCLUSIVE SERVICE AGREEMENT

This Master Exclusive Service Agreement (this “Agreement”) is entered into in Beijing as of

May13, 2015 by and among the following parties:

(1)	Shanghai Zhongming Supply Chain Management Co., Ltd. (the “Zhongming”), a wholly foreign-owned enterprise registered in Beijing, the People’s Republic of China (“China” or “PRC”), under the laws of China; and

(2)	Shanghai Zhongmin Supply Chain Management Co., Ltd. (the “Zhongmin”), a domestic company registered in Beijing, China, under the laws of China.

(Each of Zhongming and Zhongmin , a “Party”, and collectively the “Parties”).

RECITALS

WHEREAS, the Parties intend to utilize their respective expertise and resources to further promote their existing business, and the businesses that are developed during the term of this Agreement, and expand their market share; and

WHEREAS, the Zhongming, together with the companies that are currently or during the term of this agreement directly or indirectly controlled by the Zhongming, intends to provide certain services to Zhongmin; and Zhongmin agrees to accept such services only from the Zhongming.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.	Provision of Services

1.1	In accordance with the terms and conditions set forth in this Agreement, Zhongmin (referred to as the “Service Receiving Party”) hereby irrevocably appoints and designates the Zhongming as its service provider to provide the technical and business support services as set forth in Schedule 1.

1.2	During the term of this Agreement, the Service Receiving Party shall not, without the Zhongming’s written consent, directly and indirectly, obtain the same or similar services as provided under this Agreement from any third party, or enter into any similar service agreement with any third party.

2.	Zhongming’s Power to Designate Service Provider; Statement of Work

2.1	The Zhongming has the right to designate and appoint, at its sole discretion, any entities affiliated with the Zhongming, including its wholly owned and holding subsidiaries (together with the Zhongming, the “Service Providers”) to provide any and all services set forth in Section 1 hereof.

2.2	Service Providers shall provide the specific services under the scope listed in Schedule 1 to the Service Receiving Party.

3.	Service Fee and Payment

3.1	The calculation and payment manners of the service fee are stipulated in Schedule 1 of this Agreement. Nevertheless, the Zhongming shall have the right to determine, at its reasonable discretion, the service fee and proper payment manners for the Service Receiving Party.

3.2	If the Zhongming, in its reasonable discretion, determines that the fee calculation mechanism specified shall no longer apply for any reasons at any time or from time to time during the term of this Agreement, the Zhongming shall have the right to adjust the fee by giving a 10-day written notice to the Service Receiving Party.

3.3	The Service Receiving Party shall procure its shareholders to pledge all of the equity interests of the Service Receiving Party held by such shareholders in favor of the Zhongming to secure the service fee payable by the Service Receiving Party under this Agreement.

3.4	In accordance with the requirements of laws and business practices, the Service Receiving Party shall prepare financial statements that meet the requirements of the Service Providers, and for the purpose of verifying the accuracy of the amount of income and financial statements of the Service Receiving Party, the Service Receiving Party shall allow the Service Providers or their designated auditors to audit relevant account books, and take notes and make copies of necessary account books and records; the Service Receiving Party shall cooperate with the Service Providers and their parent company (directly or indirectly) to carry out auditing of related party transactions and other kinds of auditing under applicable laws. The Service Receiving Party shall provide relevant information and documents in respect of its operation, business, customers and labors to the Service Providers, their parent company or their entrusted auditors. Also, the Service Receiving Party shall allow the parent company (directly or indirectly) of the Service Providers to disclose such information and documents to satisfy the regulatory requirements of relevant listing authority.

4.	Intellectual Property Rights

4.1	Any intellectual properties developed by performance of this Agreement, including but not limited to copyrights, trademarks, patents, technical secrets, and know how, belong to the Service Providers, and the Service Receiving Party shall enjoy no rights where they relate to intellectual properties other than those expressly provided herein.

4.2	If a development is based on the intellectual properties owned by the Service Receiving Party, the Service Receiving Party shall warrant and guarantee that such intellectual properties are flawless. Otherwise, the Service Receiving Party shall bear all damages and losses caused to the Service Providers by any flaw of such intellectual properties. If the Service Providers are to bear any liabilities to any third party thus caused, they have the right to recover all of their losses from Service Receiving Party.

4.3	The Service Receiving Party shall allow the Service Providers to use all its intellectual properties for free.

4.4	The Parties agree that this section shall survive the termination or expiration of this Agreement.

5.	Zhongming’s Financing Support

5.1	To ensure that the cash flow requirements with regard to the business operations of the Service Receiving Party are met and/or to set off any loss accrued during such operations, the Zhongming agrees that it shall, to the extent permissible under PRC law, through itself or its designated person, provide financial support to the Service Receiving Party. The Zhongming’s financing support to the Service Receiving Party may take the form of bank entrusted loans or other forms permitted under PRC law. Agreements for such financing support shall be executed separately and shall be performed by the Parties to satisfy the requirements of the listing rules of the Hong Kong Exchanges and Clearing Limited (the “Hong Kong Exchanges”), as well as relevant applicable laws and regulations.

6.	Representations and Warranties

6.1	The Zhongming hereby represents and warrants as follows:

(a)	It is a wholly foreign-owned enterprise duly incorporated and validly existing under PRC law;

(b)	Its execution and performance of this Agreement are within its corporate power and business scope. It has taken necessary corporate actions and obtained appropriate authorizations, and has obtained the necessary consents and approvals from any third parties and government agencies. Its execution and performance of this Agreement do not violate the laws and contracts binding upon it;

(c)	Upon execution, this Agreement will constitute a legal, valid and binding obligation of the Zhongming enforceable against the Zhongming in accordance with its terms.

6.2	The Service Receiving Party hereby represents and warrants as follows:

(a)	It is a legal person duly incorporated and validly existing under PRC law;

(b)	Its execution and performance of this Agreement are within its entity power and business scope. It has taken necessary entity actions and obtained appropriate authorizations, and has obtained the necessary consents and approvals from any third parties and government agencies. Its execution and performance of this Agreement do not violate the laws and contracts binding upon it;

(c)	Upon execution, this Agreement will constitute a legal, valid and binding obligation of the Service Receiving Party enforceable against the Service Receiving Party in accordance with its terms; and

(d)	It has taken all necessary measures and executed all necessary documents to ensure that, in the event that the registered shareholder of the Service Receiving Party dies, loses capacity, becomes bankrupt, divorce or in other situation under which may affect the registered shareholder’s holding of the equity interests of the Service Receiving Party, any successor of the registered shareholder shall be deemed as the party to this Agreement, and shall assume and undertake all rights and obligations under the terms of this Agreement.

7.	Confidentiality

7.1	The Service Receiving Party agrees to take all reasonable steps to protect and maintain the confidentiality of the confidential data and information received by the Service Receiving Party in connection with the performance of this Agreement (collectively, the “Confidential Information”). The Service Receiving Party shall not disclose, give or transfer any Confidential Information to any third party without the Zhongming’s prior written consent. Upon termination of this Agreement, the Service Receiving Party shall, at the Zhongming’s request, return any and all documents, information or software containing any of such Confidential Information to the Zhongming or destroy it, and delete all of such Confidential Information from any memory devices, and cease to use such Confidential Information.

7.2	The Parties agree that this section shall survive the termination or expiration of this Agreement.

8.	Effective Date and Term

8.1	This Agreement shall be signed and take effect as of the date first set forth above.

8.2	This Agreement shall remain effective unless terminated as provided herein. Notwithstanding the foregoing provisions, i) the Zhongming shall have the right to terminate this Agreement at any time with a written notice to Service Receiving Party given thirty (30) days in advance, whereas the Service Receiving Party shall not have the right to terminate this Agreement; and ii) This Agreement shall be terminated upon the transfer of all the equity interests of Service Receiving Party to the Zhongming and/or a third party designated by the Zhongming pursuant to the Exclusive Option Agreement.

8.3	This Agreement shall be automatically terminated upon the event that it becomes permitted under PRC laws for the Zhongming to directly hold the equity interests of the Service Receiving Party, and the Zhongming or its designated party receives all the equity interests of the Service Receiving Party pursuant to the Exclusive Option Agreement. The termination or earlier termination of this Agreement due to any reason shall not exempt any party’s payment obligations (including but not limited to Service Fee) and any liability for breach the contract incurred before the termination of this Agreement. The Service Receiving Party shall pay the Service Fee incurred before the termination of this Agreement to the Zhongming within 5 business days after the termination of this Agreement.

9.	Governing Law

9.1	This Agreement shall be construed in accordance with and governed by the laws of the PRC.

10.	Dispute Resolution

Any dispute or claim arising out of or in connection with or relating to this Agreement shall be resolved by the Zhongming and Zhongmin in good faith through negotiations. In case no resolution can be reached by the Zhongming and Zhongmin, such dispute shall be submitted to the Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its rules of arbitration in effect at the time of applying for such arbitration and the place of arbitration shall be in Shanghai The arbitral tribunal or the arbitrators shall have the authority to award any remedy or relief in accordance with the terms of this Agreement and applicable PRC laws, including provisional and permanent injunctive relief (such as injunctive relief with respect to the conduct of business or to compel the transfer of assets), specific performance of any obligation created hereunder, remedies over the equity interests or land assets of Zhongmin and winding up orders against Zhongmin. The arbitral award shall be final and binding upon both Parties.

To the extent permitted under applicable PRC laws, each of the Parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction in support of the arbitration when formation of the arbitral tribunal is pending or under appropriate circumstances. For this purpose, the Parties agree that, to the extent not against applicable laws, the courts of Hong Kong, the courts of the Cayman Islands, the courts of PRC and the courts of the places where the principal assets of Zhongmin are located shall all be deemed to have jurisdiction.

11.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each relevant party as specified by such party from time to time. The date when a notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served on the tenth (10th) day after the date when the postage prepaid registered airmail is posted (as evidenced by the postmark), or on the fourth (4th) day after the date when the notice is delivered to an internationally-recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon receipt as evidenced by the time shown in the transmission confirmation for the relevant documents.

12.	Indemnities and Remedies

12.1	Either Party shall forthwith on demand indemnify the other Party against any claim, loss, liability or damage (“Loss”) which such Party shall incur as a consequence of any breach by the other Party of this Agreement provided that neither Party shall be liable to indemnify the other Party for any Loss to the extent that such Loss arises from the willful misconduct, breach of applicable law, regulation or contractual obligation or from the material negligence of the other Party or its directors, officers, employees, or agents.

12.2	The Parties agree that this section shall survive the termination or expiration of this Agreement.

13.	Assignment

13.1	The Service Receiving Party shall not assign any of its rights or obligations under this Agreement to any third party without the prior written consent of the Zhongming.

13.2	The Service Receiving Party hereby agrees that the Zhongming may assign its rights and obligations under this Agreement, only subject to a written notice to Zhongmin.

14.	Severability

If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

15.	Amendment or Supplement

15.1	Any amendment or supplement to this Agreement shall be made by the Parties in writing. The amendments or supplements duly executed by each party shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

15.2	In the event that The Stock Exchange of Hong Kong Limited or other supervision and administration institution provides any comments to this Agreement, or upon any changes to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or relevant requirements where they relate to this Agreement, the Parties shall amend this Agreement accordingly.

16.

Each Party shall pay any tax, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation, execution and performance of this Agreement.

17.	Counterparts

This Agreement shall be executed in two originals by both Parties, with each of the Zhongming and Zhongmin holding one original. All originals shall have the same legal effect. The Agreement may be executed in one or more counterparts.

18.	Languages

This Agreement is written in English and Chinese. Both language versions shall have equal validity. In case of any discrepancy between the English version and the Chinese version, the Chinese version shall prevail.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

Shanghai Zhongming Supply Chain Management Co.,Ltd.

Authorized Representative:

Signature: /s/_Shanghai Zhongming Supply Chain Management Co.,Ltd.

Seal: (Seal)

Shanghai Zhongmin Supply Chain Management Co., Ltd.

Authorized Representative:

Signature: /s/Shanghai Zhongmin Supply Chain Management Co., Ltd.

Seal: (Seal)

Schedule 1
Contents of Service, Calculation and Payment of the Service Fee

1.	Contents of Service

1.1	Providing technology development and transfer, and technical consulting services:

1.2	Providing occupation and pre-occupation staff training services;

1.3	Providing public relation services;

1.4	Providing market investigation, research and consulting services;

1.5	Providing mid or short-term market development and market planning services;

1.6	Providing human resource management and internal information management;

1.7	Providing network development, upgrade and daily maintenance;

1.8	Providing sale services of self-produced products;

1.9	Licensing of software;

1.10	Providing maintenance services in respect of computer software and hardware system, database and computer servers;

1.11	Other services determined from time to time by the Zhongming according to the need of business and capacity of the Service Providers.

2.	Calculation and Payment of Service Fee

2.1	The service fee shall be equal to 100% of the audited consolidated net profits of the Service Receiving Party. Notwithstanding the foregoing provision, the Zhongming may adjust the service fee at its sole discretion in accordance with provision of Clause 2.2 below and the requirements of relevant governmental authorities, with reference to the working capital requirements of the Service Receiving Party. The Service Receiving Party shall accept such adjustments.

2.2	The specific amount of such fee shall be determined by Zhongming after taking account of the following factors, and Zhongming shall send Zhongmin written confirmations with respect to the amounts of the service fee:

(a)	The technical difficulty and complexity of the services provided by the Service Providers;

(b)	The time spent by employees of the Service Providers concerning the services;

(c)	The contents and commercial value of the services provided by the Service Providers;

(d)	The benchmark price of similar services in the market.

Sch-1-1

2.3	The Service Providers will calculate service fee payable on an annual basis and send to the Service Receiving Party corresponding invoices. The Service Receiving Party shall pay the fee to the bank account designated by the Service Providers within 10 business days after receipt of such invoices, and send a copy of the remittance certificate by facsimile or mail to the Service Providers within 10 business days after payment. The Service Providers shall issue a receipt within 10 business days after receipt of the service fee. Notwithstanding the foregoing provisions, the Zhongming may adjust the time and method of the payment of service fee at its sole discretion. The Service Receiving Party shall accept such adjustments.

Sch-1-2